Larry O’Donnell, CPA, P.C.

Telephone (303) 745-4545 Fax (303) 369-9384 Email larryodonnellcpa@msn.com www.larryodonnellcpa.com	2228 South Fraser Street Unit I Aurora, Colorado 80014

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use, in the registration statement on Form SB-2 of CleanTech Biofuels, Inc., of our report dated June 29, 2007 on our audit of the financial statements of CleanTech Biofuels, Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from Inception July 14, 2004 through December 31, 2006, the twelve months ended December 31, 2006 of SB-2 of CleanTech Biofuels, Inc. and the reference to us under the caption “Experts.”

/s/ Larry O’Donnell, CPA, P.C.

October 24, 2007